AMENDMENT NO. 1 TO

                         AGREEMENT AND PLAN OF MERGER


         This Amendment No. 1 to that certain Agreement and Plan of Merger dated as of March 22, 1995 (the "Merger Agreement"), is made and entered into as of June 15, 1995, by and among Lazer-Tron Corporation ("Lazer"), a California corporation, Acclaim Entertainment, Inc. ("Acclaim"), a Delaware corporation, and Acclaim Arcade Holdings, Inc. ("Holdings"), a Delaware corporation and a wholly owned subsidiary of Acclaim, organized solely for the purpose of consummating the transactions contemplated by the Merger Agreement.

         WHEREAS, the Board of Directors of each of Lazer, Acclaim and Holdings have determined that it is in the best interests of their respective companies and stockholders to modify and amend the Merger Agreement as set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1. The tenth line of the second paragraph on page 1 is modified and amended to delete the words "substitute comparable obligations of Acclaim for all" and insert the words "assume the" in its place.

         2. The fourth and fifth lines under Section 1.01(a) are modified and amended to delete the words "five days thereafter" and insert the words "one business day after the date of the Lazer Stockholders Meeting (as defined below) or the latest adjournment thereof" in its place.

         3. The ninth line under Section 1.01(b) is modified and amended to delete the word "completion" and insert the words "the effective date" in its place.

         4. The third and fourth lines under Section 1.02 are modified and amended to delete the phrase "(iii) retain its name 'Lazer-Tron Corporation,' and (iv)" and insert the phrase "and (iii)" in its place.

         5. The fifth line under Section 1.03(a)(i) is modified and amended to delete the phrase "Closing Date" and insert the phrase "later of the Lazer Stockholders Meeting or the latest adjournment thereof" in its place.

         6. Section 1.03(e) is modified and amended in its entirety to read as follows:

                  "Notwithstanding the foregoing provisions of this Section 1.03, if the Acclaim Common Stock Price, or the average of the closing sale price of a share of Acclaim Common Stock on The Nasdaq National Market (as reported in the Wall Street Journal) for the 20 business days ending on the second business day prior to the date of the Lazer Stockholders Meeting or the latest adjournment thereof (the "Acclaim Closing Common Stock Price"), is less than $12.50, each of Acclaim and Lazer, at its sole option, shall have the right to give notice pursuant to Section 8.01 hereof of its election to terminate this Agreement."


         7. Section 1.06 is modified and amended to read in its entirety as follows:

                  Section 1.06  Stock Plans and Warrants.              (a)  At
         the Effective Time, each outstanding option to purchase Lazer Common Stock (a "Lazer Stock Option") granted under the Lazer 1989 Stock Option Plan (the "Employee Option Plan") and/or the Lazer 1994 Directors Stock Option Plan (the "Directors Option Plan") (the Employee Option Plan together with the Directors Option Plan are collectively referred to herein as, the "Lazer Stock Option Plans") and each outstanding warrant (the "Lazer Warrants") described in Schedule 3.02 hereto, whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of any holder thereof, be exercisable for, and in the case of the Sales Agent Warrants (as defined below) subject to the more detailed procedure set forth in
         Section 1.06(b) below, that number of shares of Acclaim Common Stock as the holder of such Lazer Stock Option or Lazer Warrant would have been entitled to receive pursuant to the Merger (as provided in Section 1.03 above) had such Lazer Stock Option or Lazer Warrant been exercised in full immediately prior to the Effective Time (without taking into account whether such Lazer Stock Option or Lazer Warrant was then exercisable).

                  (b)  Each holder of Sales Agent Warrants (as defined in
         Section 3.02), listed on Schedule 3.02, which are each exercisable for one share of Lazer Common Stock and an additional warrant (the "Underlying Warrants") to buy one-half of a share of Lazer Common Stock, shall have the right to receive upon exercise thereof, respectively, that number of shares of Acclaim Common Stock as the holder of such Sales Agent Warrants would have been entitled to receive pursuant to the Merger had such Sales Agent Warrants (and the Underlying Warrants) been exercised in full immediately prior to the Effective Time (without taking into account whether such Sales Agent Warrants and/or Underlying Warrants were then exercisable).

                 (c) The exercise price per share for the shares of Acclaim Common Stock issuable upon exercise of each Lazer Stock Option, Lazer Warrant, or Underlying Warrant will be equal to (x) the aggregate exercise price for Lazer Common Stock purchasable pursuant to such Lazer Stock Option, Underlying Warrant or Lazer Warrant (and/or with respect to a Sales Agent Warrant, the aggregate exercise price to acquire Lazer Common Stock and the Underlying Warrant) divided by
         (y) the number of shares of Acclaim Common Stock deemed directly purchasable pursuant toh Lazer Stock Option or Lazer Warrant (excluding with respect to a Sales Agent Warrant the shares of Acclaim Common Stock deemed directly



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         purchasable pursuant to the Underlying Warrant) and/or Underlying
         Warrant as a result of the Merger.

                 (d) The number of shares of Acclaim Common Stock to be issued upon exercise of each Lazer Option, Lazer Warrant or Underlying Warrant shall be aggregated and then rounded down to the nearest whole number of shares. No fractional share of Acclaim Common Stock shall be issued or delivered to a Lazer Stockholder upon exercise of any Lazer Option, Lazer Warrant or Underlying Warrant, and no cash or other consideration shall be payable for such fractional share.

                  (e) Immediately prior to the Effective Time, each outstanding right to acquire Lazer Common Stock ("Lazer Stock Purchase Rights") issued pursuant to the Employee Purchase Plan shall be exercised or deemed exercised (such deemed exercise shall nevertheless require application of the funds held in the applicable employee's account under the Employee Purchase Plan) to purchase shares of Lazer Common Stock at an exercise price per share determined in accordance with the formula set forth in the Employee Purchase Plan and for that number of shares of Lazer Common Stock and upon the terms and conditions determined in accordance with the terms of the Employee Purchase Plan. After such exercise or deemed exercise of all outstanding Lazer Stock Purchase Rights, but in any event no later than July 1, 1995, including without limitation with respect to rights outstanding on the date hereof and/or outstanding through June 30, 1995, the Employee Purchase Plan and any other unexercised rights shall be terminated (unless the Closing shall occur prior to said date in which event the Employee Purchase Plan and all such rights shall terminate as of the date two business days prior to such Closing Date) provided, that the Closing subsequently occurs. All such shares of Lazer Common Stock issued upon the exercise or deemed exercise of Lazer Stock Purchase Rights under the Employee Purchase Plan shall be converted into the right to receive Acclaim Common Stock as provided in Sections 1.03 or 1.05.

                  (f) In the case of any Lazer Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422- 423 of the Code ("statutory stock options"), the option price, the number of shares purchasable pursuant to such Lazer Stock Option and the terms and conditions of exercise thereof shall comply with Section 424(a) of the Code. Continuous employment or service with Lazer will be credited to an optionee for purposes of determining the number of shares of Acclaim Common Stock subject to exercise under such Lazer Stock Option. Lazer Stock Options under the Director Option Plan shall by the terms thereof accelerate and be fully exercisable upon the Effective Time and thereafter



                                       3

         shall terminate pursuant to their terms 90 days following the Effective Time.


                  (g) As soon as practicable after the Effective Time, Acclaim shall deliver to each holder of an outstanding Lazer Stock Option or Lazer Warrant an appropriate notice setting forth such holder's rights pursuant thereto and such Lazer Stock Option or Lazer Warrant shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.06 after giving effect to the Merger). Acclaim shall comply with the terms of all such Lazer Stock Options and Lazer Warrants and use its best efforts to ensure, to the extent required by, and subject to the provisions of, any such Lazer Stock Option Plan that Lazer Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time. Acclaim shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acclaim Common Stock for delivery pursuant to the terms set forth in this Section 1.06. Acclaim shall use reasonable efforts to cause the Acclaim Common Stock to be issued pursuant to exercise of the Lazer Stock Options granted under the Employee Option Plan to be issued under Acclaim's 1988 Stock Option Plan (or otherwise with respect to not more than 30,000 non-qualified Lazer Stock Options) and, if not already registered, to register such Acclaim Common Stock issuable pursuant to such plans or otherwise, as applicable, as soon as reasonably practicable following the Effective Time on a registration statement on Form S-8, pursuant to the S-4 or other applicable form and to maintain such registration throughout the exercise period of such Lazer Stock Options.

                  (h) If necessary to effect the adjustments contemplated by this Section 1.06, Lazer will use its reasonable efforts to obtain the consent of each holder of a Lazer Stock Option or Lazer Warrant.

         8. The fifth and sixth lines under Section 1.07 are modified and amended to insert the word "Common" after the word "Lazer".

         9. The fourth line under Section 2.06 is modified and amended to insert the words "issued prior to the Effective Time" after the word "Certificates".

        10.       (a)      Section 3.21(b)(ii) is modified and amended to delete
the number "$14,400,000" and insert the number "$13,900,000" in its place.

                  (b) Section 3.21(b)(iii) is modified and amended to delete the number "$15,400,000" and insert the number "$14,900,000" in its place.



                                       4


         11. Section 5.01(c) is modified and amended to insert after the word "by-laws" the phrase ", except (i) to delete, effective as of the initial public offering of Lazer Common Stock, Article VIII, Section 8.4 of Lazer's by-laws and (ii) to amend Article VII, Section 7.10 of Lazer's by-laws to delete the reference therein to cumulative voting rights."


         12. The second line under Section 5.10 is modified and amended to delete "3.27(b)." and insert "3.27(a)" in its place.

         13. Section 5.11(e) is modified and amended to (i) add the phrase "prior to the Effective Time" before the word "any" the first time it appears in the first line thereof, (ii) in the thirteenth line thereof, delete the words "pursuant to this Section 5.11(e)", (iii) add after the word "thereupon" in the seventeenth line thereof the phrase "agree to provide the foregoing indemnity and" and (iv) add the following language at the end of said section:

         "Notwithstanding the foregoing, neither the giving by Acclaim of its notice to proceed with the Merger, assume the defense of the Claim Relating to the Merger and to indemnify the Lazer Indemnified Parties as referenced in the second sentence of this Section 5.11(e), nor anything set forth in this Section 5.11(e), shall in any way restrict or limit Acclaim's rights as permitted in this Agreement to decide in the future not to consummate the Merger, including, without limitation, as a result of the Complaint or the facts and circumstances referred to therein; and provided, further, that in the event the Merger is not consummated for any reason, Acclaim will have no continuing obligation under this Section 5.11(e) with respect to the Claim Relating to the Merger subsequent to the date notice is given by either Acclaim or Lazer with respect to termination of this Agreement and or its respective intent not to consummate the Merger, other than for costs and legal fees incurred prior to said date. Notwithstanding anything to the contrary herein, in the event the Merger is consummated, Acclaim shall not thereafter be entitled to terminate its agreement to provide the foregoing indemnity or to defend any such Claim Relating to the Merger pursuant to this Section 5.11(e). The Lazer Indemnified Parties shall use reasonable best efforts to facilitate and assist Acclaim's defense of the Claim Relating to the Merger and to cooperate with Acclaim in such defense, including providing access to records and persons relevant to such defense."

         14. The eleventh line of Section 5.14(d) is modified and amended to delete the word "5.03(c)" and insert the word "5.14(c)" in its place.

         15. The fifth line under Section 5.18 is modified and amended to delete the words "or substituted".




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         16.      The fifth line under Section 5.19 is modified and amended to delete the word "substituted".

         17. The eighteenth line under Section 5.22 is modified and amended to delete the number "15" and insert the number "11" in its place.

         18. (a) The fourth line under Section 5.23 is modified and amended to insert the words ", except that Acclaim may cause the Surviving

Corporation to guarantee indebtedness or other liabilities of Acclaim or its subsidiaries" after the first appearance of the word "Corporation" therein.

                  (b) The sixth line under Section 5.23 is modified and amended to insert the words "or its subsidiaries'" after the word "Acclaim's".

         19. Section 6.04(b) is modified and amended to read in its entirety as follows:

                  "(b)     Acclaim shall have received a copy of a legal opinion
         of Fenwick & West to be addressed to the Board of Directors of Lazer-Tron and dated the Closing Date in form and substance identical to the opinion of Fenwick & West previously addressed and delivered to Lazer-Tron's Board of Directors and dated on or about the effective date of the S-4 pursuant to Section 5.04 hereof."

         20. The reference to "Section 5.23" in Section 6.09 is amended to refer instead to "Section 5.22".

         21. (a) The caption under Section 6.14 is modified and amended to delete the word "Benefit" and insert the word "Bonus" in its place.

                  (b) The fourth line under Section 6.14 is modified and amended to insert the words "and except for Lazer-Tron's existing 401(k) plan" after the word "hereof".

                  (c) The fifth line under Section 6.14 is modified and amended to insert the word "Lazer" twice, once following the word "outstanding" and once following the first appearance of the word "and".

         22. Section 6.15 is modified and amended in its entirety to read as follows: "The Acclaim Common Stock Price and the Acclaim Closing Common Stock Price shall be equal to or greater than $12.50."

         23. The first line under Section 7.12 is modified and amended to delete the word "at" and insert the word "and" in its place.

         24. Section 7.14 is modified and amended to (i) add the words "(and assume the defense of)" after the word "indemnify" in the eleventh line thereof and (ii) delete "/or" at the end of the eleventh line thereof.




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         25.      Section 7.15 is modified and amended in its entirety to read as follows: "The Acclaim Common Stock Price and the Acclaim Closing Common Stock Price shall be equal to or greater than $12.50."

         26. The fifth line under Section 8.01(d) is modified and amended to insert the words "or the Acclaim Closing Common Stock Price" after the word "Price".


         27. The fourth line under Section 8.01(e) is modified and amended to insert the words "or the Acclaim Closing Common Stock Price" after the word "Price".

         28. (a) The fifth line under Section 10.01 is modified and amended to insert the words "that the covenants and agreements contained in Sections 1.03, 1.04, 1.06, 1.07, 2.01, 2.02, 2.03, 2.04, 2.06, 5.11, 5.18, 5.19,
5.20, 5.23, 5.24 and 5.26 shall survive the Closing and, provided further," after the word "however,".

                  (b) The sixteenth line under Section 10.01 is modified and amended to delete the phrase "and any indemnity under Article IX hereof" therefrom.

         29. The last line of Section 10.11 is modified and amended to insert the phrase "and Sections 5.11, 5.18, 5.19, 5.20, 5.23, 5.24 and 5.26"
before the word "hereof."

         Upon the execution hereof, each reference in the Merger Agreement to "this Agreement", "hereby", "hereunder", "herein", "hereof" or words of like import referring to the Merger Agreement shall mean and refer to the Merger Agreement as amended by this Amendment No. 1 to the Merger Agreement. All other provisions of the Merger Agreement shall remain in full force and effect except and to the extent explicitly amended hereby. This Amendment No. 1 to the Merger Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Merger Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


ACCLAIM ENTERTAINMENT, INC.              LAZER-TRON CORPORATION


By: /s/ Anthony R. Williams              By: /s/ Norman B. Petermeier


Name: /s/ Anthony R. Williams            Name: /s/ Norman B. Petermeier


Title: Executive Vice President          Title: Chairman, CEO & President

ACCLAIM ARCADE HOLDINGS, INC.

By: /s/ Anthony R. Williams


Name: /s/ Anthony R. Williams

Title: Executive Vice President



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